UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2011
ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34734	20-2454942

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 S. PENNSYLVANIA AVE. CUDAHY, WISCONSIN	53110

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 615-1500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
As described in Item 2.03, on May 31, 2011 we amended and restated our existing credit agreement with U.S. Bank National Association, a national banking association. We entered into the amended and restated credit agreement in connection with our acquisition of Bruenger Trucking Company described in Item 8.01 of this report. The disclosure provided in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 31, 2011, we entered into an amended and restated credit agreement with the Lenders party thereto and U.S. Bank National Association, a national banking association, as Administrative Agent.
The amended and restated credit agreement expanded our existing credit facility and provides for a credit facility consisting of a $30 million term loan and a revolving line of credit up to a maximum aggregate amount of $55 million, of which up to $5 million may be used for Swing Line Loans (as defined in the credit agreement) and up to $10 million may be used for letters of credit. The credit facility matures on May 18, 2015.
Advances under the credit facility will bear interest at either (a) the Eurocurrency Rate or (b) the Base Rate (as such terms are defined in the credit agreement).
As security for the credit facility, we and our direct and indirect domestic subsidiaries have granted a first priority lien on substantially all of our and our domestic subsidiaries’ tangible and intangible personal property, including a pledge of the capital stock of certain of our direct and indirect subsidiaries. The obligations under the credit agreement are also guaranteed pursuant to a guaranty agreement entered into by each of our domestic subsidiaries.
Our credit agreement requires us to meet financial tests, including a minimum fixed charge coverage ratio and a maximum cash flow leverage ratio. In addition, our credit agreement contains negative covenants limiting, among other things, additional indebtedness, capital expenditures, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements.
Our credit agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit agreement to be in full force and effect, and a change of control of our business.
A copy of the credit agreement is filed as Exhibit 10.10 to this report and is incorporated herein by reference. The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the credit agreement.
Item 8.01. Other Events.
On May 31, 2011, we announced our acquisition of all of the outstanding stock of Bruenger Trucking Company, a provider of truckload services based in Wichita, Kansas, for approximately $10.6 million, plus an earn-out capped at $3 million. The acquisition was financed with borrowings under our amended and restated credit agreement described in Item 2.03 of this report.

A copy of the press release announcing this event is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 8.01.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number

10.10	Amended and Restated Credit Agreement, dated May 31, 2011, among the Registrant, the Lenders (as defined therein), and U.S. Bank National Association, a national banking association

99.1	Press Release, dated May 31, 2011, entitled “Roadrunner Transportation Systems Announces Acquisition of Bruenger Trucking”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
Date: June 1, 2011	By:	/s/ Peter R. Armbruster
Peter R. Armbruster
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.10	Amended and Restated Credit Agreement, dated May 31, 2011, among the Registrant, the Lenders (as defined therein), and U.S. Bank National Association, a national banking association

99.1	Press Release, dated May 31, 2011, entitled “Roadrunner Transportation Systems Announces Acquisition of Bruenger Trucking”

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